Laboratory Corporation of America-Registered Trademark- Holdings
358 South Main Street
Burlington, North Carolina 27215
Telephone:  336-584-5171

FOR IMMEDIATE RELEASE
Contact:  Pamela Sherry - (336) 436-4855
Shareholder Direct:  (800) LAB-0401
Company Information:  www.LabCorp.com


LABCORP-REGISTERED TRADEMARK- TO OFFER LIVER FIBROSIS ASSAY HCV FIBROSURE-TRADEMARK- THROUGH EXCLUSIVE RELATIONSHIP WITH BIOPREDICTIVE

Only Noninvasive Option That Quantifies the Degree and Rate of Liver Fibrosis in HCV Patients

Burlington, NC, October 21, 2003 - Laboratory Corporation of America Holdings (LabCorp-Registered Trademark-) (NYSE: LH) and BioPredictive, a French diagnostics firm, today announced an exclusive partnership that combines LabCorp's expertise in infectious disease testing with BioPredictive's noninvasive, predictive testing technology to quantitatively determine the amount of liver fibrosis, and the rate of its progression, in hepatitis C (HCV) patients. HCV FIBROSURE-Trademark- is expected to be broadly available in the U.S., only through LabCorp, beginning in the first quarter of 2004.

This partnership gives U.S. physicians greater options when assessing their HCV patients for liver fibrosis. As leaders in their fields, both BioPredictive and LabCorp bring a rare scientific expertise to the relationship that will benefit U.S. physicians in search of the most up-to-date and effective treatment options for HCV.

HCV FIBROSURE-Trademark- is a noninvasive blood test, which uses a combination of six serum biochemical markers in a patented algorithm to predict fibrosis and necroinflammatory activity in the liver. The extent of fibrosis and necroinflammatory activity in the liver is a key component of assessing the need for therapy in HCV infected patients and of predicting the likelihood of progression to cirrhosis.

The current standard of care for assessing liver fibrosis and necroinflammatory activity in HCV patients has been a liver biopsy. However, a liver biopsy is an invasive medical procedure that carries with it a risk of serious adverse events due to bleeding and/or other complications.

Using the patented algorithm analysis of results from six serum biochemical markers, HCV FIBROSURE-Trademark- has been shown in several studies to lead to a quantitative and reproducible assessment of fibrogenic and necrotic activity in the liver of HCV patients. The blood sample can be readily collected in minutes and results can be returned to the physician within days. The innovative, highly sensitive HCV FIBROSURE-Trademark assay provides an easily accessible alternative to a liver biopsy in HCV infected patients.

"The type of scientific and corporate partnership we have with BioPredictive is a key component of LabCorp's strategy to bring the latest in diagnostic technology to the medical community," said Myla P. Lai-Goldman, M.D., LabCorp executive vice president, chief scientific officer and medical director. "As the only U.S. clinical laboratory offering BioPredictive's groundbreaking technology, physicians now have additional assessment options for their HCV patients. We are pleased to add this test to our broad menu of clinical assays for this disease."

"When biotechnology companies need a clinical laboratory partner, they look for a company with a proven business strategy, as well as scientific and technological expertise," said Dr. Thierry Poynard, a world-renowned hepatologist, head of Hepato-Gastrotroenterology department in Pitie-Salpetriere Hospital in Paris, researcher and founder of BioPredictive.
"We are excited to be working with LabCorp because they are leaders in the world of hepatitis testing, and have a keen understanding of the importance of new technology to improve the management of HCV patients."

About BioPredictive:
BioPredictive is a young French start-up of Paris-University, created in 2002, whose main purpose is studying, designing, and developing biological tests. The concept is to improve the management of disease by replacing invasive strategies with noninvasive strategies. The first step has been the discovery and development of biochemical markers of chronic liver disease. Fibrotest is a biochemical marker of liver fibrosis and Actitest is a marker of inflammation and necrosis of the liver. BioPredictive is the company licensed by Assistance Public-Hopitaux de Paris (AP-HP) to use and sell the FibroTest and ActiTest noninvasive tests. These tests will be available exclusively from LabCorp in the U.S. under the name HCV FIBROSURE-Trademark-.

One year after FibroTest-ActiTest commercial launch, BioPredictive performs over 2,000 tests per month and services 150 private and 12 public hospital laboratories in France, Switzerland, Portugal, Morocco and Mexico. Our partners are Paris Biotech, AP-HP, CNRS, Universites Paris 5 and Paris 6. BioPredictive was rewarded by the French research ministry at the Fourth National Contest of innovative companies. To learn more about BioPredictive, visit the web site at: www.BioPredictive.com

About LabCorp:
Laboratory Corporation of America-Registered Trademark- Holdings is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $2.5 billion in 2002, over 24,000 employees nationwide, and more than 200,000 clients, LabCorp offers over 4,000 clinical assays ranging from blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, in Research Triangle Park, NC; National Genetics Institute, Inc. in Los Angeles, CA; ViroMed Laboratories, Inc. based in Minneapolis, MN; The Center for Esoteric Testing in Burlington, NC; and DIANON Systems, Inc. based in Stratford, CT. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our growing organization, visit our web site at: www.LabCorp.com.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp's financial results is included in the Company's Form 10-K for the year ended December 31, 2002 and subsequent SEC filings.